Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122403) pertaining to the 1995 Stock Option and Restricted Stock Plan and the 2004 Equity Incentive Plan of Adeza Biomedical Corporation of our reports dated March 12, 2007, with respect to the financial statements of Adeza Biomedical Corporation, Adeza Biomedical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Adeza Biomedical Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Palo Alto, California
March 12, 2007